Exhibit (g)(25)

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment is an amendment to the Custodian Agreement dated August 16, 1988 (as from time to time amended or supplemented, the “Agreement”) between The RBB Fund, Inc. (the “Fund”) and PFPC Trust Company (successor by assignment to Provident National Bank, “PFPC Trust”). The date of this Amendment is as of                     , 200_.

BACKGROUND

A. The Fund and PFPC Trust wish to amend the Agreement as set forth below.

NOW, THEREFORE, intending to be legally bound, the Fund and PFPC Trust hereby agree as follows:

1. For clarity, all references in the Agreement to “Provident National Bank” shall be deemed to be references to “PFPC Trust Company” and all references in the Agreement to “Provident” (other than such reference in paragraph 2(f) of the Agreement) shall be deemed to be references to “PFPC Trust.”

2. Paragraph 2 of the Agreement is hereby amended by adding a new sentence at the end thereof which shall read as follows:

“In addition, the Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Fund.”

3. Paragraph 4 of the Agreement is hereby amended by deleting the third sentence thereof in its entirety and inserting in lieu thereof the following:

“All securities delivered to PFPC Trust (other than in bearer form) shall be registered in the name of the Fund, PFPC Trust, the Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, the Book-Entry System, a depository, or a sub-custodian and shall be properly endorsed and in form for transfer satisfactory to PFPC Trust.”

4. Paragraph 5 of the Agreement is hereby amended by deleting sub-paragraph (a)(ii) thereof in its entirety and inserting in lieu thereof the following:

“(ii) upon receipt of Written Instructions, for the payment of interest, dividends, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld “at source” will be governed by Paragraph 9(c)(ii) of this Agreement), administration, accounting, distribution, advisory or management fees or other expenses which are to be borne by the Fund;”.

5. Paragraph 6 of the Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof a new Paragraph 6 which shall read in its entirety as follows:

“6. Receipt of Securities.

(a) PFPC Trust shall hold and physically segregate in separate accounts, identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of each portfolio of the Fund, except for assets held in the Book-Entry System or through a sub-custodian or depository. All such securities and non-cash property are to be held or disposed of by PFPC Trust for each portfolio of the Fund pursuant to the terms of this Agreement. In the absence of Written Instructions authorizing the transaction, PFPC Trust shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms of this Agreement. In no case may any Director, officer, employee or agent of the Fund withdraw any securities. PFPC Trust may, at its own expense, enter into sub-custodian agreements with other banks or trust companies regarding the custody of certain domestic securities and cash to be held by PFPC Trust for the account of the Fund pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than one million dollars ($1,000,000) for a PFPC Trust subsidiary or affiliate, or of not less than twenty million dollars ($20,000,000) if such bank or trust company is not a PFPC Trust subsidiary or affiliate and that in either case such bank or trust company agrees with PFPC Trust to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets; any such arrangement will not be entered into without prior written notice to the Fund (or as otherwise provided in the 1940 Act). Sub-custodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services at such rates as are agreed between the entity and PFPC Trust. PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this Paragraph 6(a) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

(b) Where securities are maintained in the Book-Entry System or at another depository pursuant to Paragraph 7 hereof, PFPC Trust shall also by book-entry or otherwise identify as belonging to the applicable portfolio of the Fund the quantity of securities in a fungible bulk of securities maintained at such Book-Entry System or other depository that belong to such portfolio. At least monthly and from time to time, PFPC Trust shall furnish the Fund with a detailed statement of the Property held for each portfolio of the Fund under this Agreement.”

6. Paragraph 7 of the Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof a new Paragraph 7 which shall read in its entirety as follows:

“7. Use of Book-Entry System or Other Depository. Until it receives Written Instructions or Oral Instructions authorizing contrary actions, PFPC Trust will (a) deposit in the Book-Entry System and other depositories all securities belonging to each portfolio of the Fund eligible for deposit therein and (b) utilize the Book-Entry System and other depositories to the extent possible in connection with settlements of purchases and sales of securities by each portfolio of the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

(a) Securities and any cash of a portfolio of the Fund deposited in the Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

(b) All books and records maintained by PFPC Trust which relate to the Fund’s participation in the Book-Entry System or another depository will at all times during PFPC Trust’s regular business hours be open to the inspection of the Fund’s duly authorized employees or agents, and the Fund will be furnished with all information in respect of the services rendered to it as it may reasonably require.

(c) PFPC Trust will provide the Fund with copies of any report obtained by PFPC Trust on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by PFPC Trust. PFPC Trust will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

(d) Notwithstanding anything in this Agreement to the contrary, PFPC Trust’s use of the Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.”

7. Paragraph 9 of the Agreement is hereby amended by:

(a) deleting the phrase “, as collected,” from sub-paragraph (a)(i) thereof;

(b) deleting the phrase “or nominee of either” from sub-paragraph (b)(iii) thereof and inserting in lieu thereof “or a sub-custodian or a nominee of one of the foregoing”; and

(c) adding a new sub-paragraph (c) at the end thereof which shall read as follows:

“(c) Other Matters.

(i) Subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

(ii) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld “at source” by any relevant law or practice.”

8. Paragraph 10 of the Agreement is hereby amended by deleting the introductory clause thereof and inserting in lieu thereof the following: “Upon receipt of Oral or Written Instructions and not otherwise, PFPC Trust shall:”.

9. Paragraph 13 of the Agreement is hereby amended by inserting in the last sentence thereof, after “by or for a portfolio of the Fund,” the following parenthetical: “(or otherwise in accordance with standard market practice)”.

10. Paragraph 14 of the Agreement is hereby amended by deleting the last sentence thereof in its entirety and inserting in lieu thereof the following sentence: “Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard market practice, and may deliver assets and arrange for payment in accordance with standard market practice.”

11. Paragraph 16 of the Agreement is hereby amended by deleting sub-paragraph (a)(2) thereof in its entirety and inserting in lieu thereof a new sub-paragraph (a)(2) which shall read in its entirety as follows:

“(2) a monthly statement summarizing all transactions and entries for the account of each portfolio of the Fund, listing the portfolio securities belonging to each portfolio of the Fund (with the corresponding security identification number) held at the end of such month, and stating the cash balance of each portfolio of the Fund at the end of such month;”.

12. Paragraph 18 of the Agreement is hereby amended by adding a new sentence at the end thereof which shall read as follows: “Notwithstanding and without being limited by the foregoing provisions of this Paragraph 18, PFPC Trust is permitted to release such information and material as is necessary or desirable in connection with the provision of services under this Agreement.”

13. Paragraph 21 of the Agreement is hereby amended by adding a new sentence at the end thereof which shall read as follows: “The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.”

14. Paragraph 22 of the Agreement is hereby amended by deleting from the last sentence thereof the following words after “In the event”: “of any advance of cash for any purpose made by Provident resulting from Oral or Written Instructions of the Fund, or in the event”.

15. Paragraph 23 of the Agreement is hereby amended by:

(a) deleting the phrase “delays, or error or loss of data” from clause (d) thereof and inserting in lieu thereof “damages (including without limitation damages caused by delays or errors or loss of data)”; and

(b) adding at the end of Paragraph 23 the following:

“Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Paragraph 9(c)(i) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto). Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC Trust. Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Fund.”

16. Paragraph 29 of the Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof a new Paragraph 29 which shall read in its entirety as follows:

“29. Assignment. On thirty (30) days prior written notice to the Fund, PFPC Trust may assign this Agreement to any majority-owned direct or indirect subsidiary of PFPC Trust or of The PNC Financial Services Group, Inc., provided that (i) the assignee agrees with PFPC Trust to comply with all relevant provisions of the 1940 Act; and (ii) PFPC Trust and such assignee shall promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the assignment, including (without limitation) the capabilities of the assignee. Upon such assignment, PFPC Trust shall be relieved of any further duties or obligations hereunder and from any liability for any acts or failures to act occurring thereafter.”

17. The Agreement is hereby amended by adding at the end thereof new Paragraph 32 and new Paragraph 33 which shall read in their entirety as follows:

“32. Crediting of Accounts. PFPC Trust may in its sole discretion credit an account of a portfolio of the Fund with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust’s actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an account of a portfolio of the Fund on a contractual settlement date with respect to any sale, exchange or purchase applicable to such portfolio; provided nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust’s actual receipt thereof. If PFPC Trust credits an account of a portfolio of the Fund with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from an account of such portfolio maintained under this Agreement, and to otherwise pursue recovery of any such amounts so credited from the Fund. The Fund hereby grants to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Fund a fist priority contractual possessory security interest in and a right of setoff against the assets maintained in the accounts of a portfolio of the Fund maintained under this Agreement in the amount necessary to secure the return and payment to PFPC Trust and to each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including charges related thereto) to any such accounts of such portfolio. Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this Paragraph 32 to any sub-custodian utilized by PFPC Trust in connection with providing services to the Fund which sub-custodian makes any credits or advances with respect to the Fund.”

“33. Foreign Exchange. PFPC Trust, its sub-custodians and the respective affiliates of such entities (together, “Affiliated Entities”) jointly or separately may act as principal and/or agent for foreign exchange (“FX”) transactions for the Fund, and any of the Affiliated Entities may arrange FX transactions for the Fund with third parties that act as principal or agent. FX transactions with affiliates of the Fund and affiliates of the Fund’s distributor are subject to applicable requirements of the 1940 Act. Affiliated Entities and third parties may receive fees and other compensation in connection with FX transactions for the Fund, and PFPC Trust may receive from such entities a portion of their fees or other compensation. Unless PFPC Trust itself is the principal for a FX transaction, PFPC Trust will not be responsible and shall have no liability for the actions or omissions of any principal (including any other Affiliated Entity) to any FX transaction for the Fund nor any responsibility to monitor the commercial terms of any such FX transactions.”

18. Except as specifically modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of                         .

The RBB Fund, Inc.	PFPC Trust Company

By:	By:
Title:	Title: